Exhibit 99.1

Net Asset Value

We calculate net asset value per share in accordance with our valuation policies and procedures. Our monthly net asset value (“Net Asset Value”) is used to calculate the prices at which we sell our shares, except our V Shares. The tables that follow include the Net Asset Value of outstanding shares as of April 30, 2026. The following table provides a breakdown of the major components of our Net Asset Value as of April 30, 2026 ($ in thousands, except shares):

Components of Net Asset Value
Investments at fair value (cost of $611,638)	$610,210
Cash and cash equivalents	50,317
Other assets	18,857
Other liabilities	(206,651)
Net Asset Value	$472,733
Number of outstanding shares	45,957,951

The following table provides a breakdown of our total Net Asset Value and our Net Asset Value per share by class as of April 30, 2026 ($ in thousands, except shares and per share data):

Class	Monthly Net Asset Value	Number of outstanding shares	Net Asset Value per share as of April 30, 2026
Series I
Anchor I Shares	$752	73,617	$10.21
Anchor II Shares	$14,404	1,416,620	$10.17
Anchor II-B Shares	$1	110	$10.20
E Shares	$2,212	216,102	$10.24
Standard A Shares	$440	43,273	$10.17
Standard B Shares	$1	110	$10.17
V Shares	$1	40	$25.00
Series II
Anchor I Shares	$146,592	14,247,433	$10.29
Anchor I-B Shares	$8,258	802,280	$10.29
Anchor II Shares	$135,339	13,185,685	$10.26
Anchor II-B Shares	$1	110	$10.30
Anchor III Shares	$103,757	10,061,591	$10.31
E Shares	$45,434	4,396,753	$10.33
Standard A Shares	$15,539	1,514,077	$10.26
Standard B Shares	$1	110	$10.30
V Shares	$1	40	$25.00

Total	$472,733	45,957,951